                                                                                Exhibit 99.1

Contact: Paul Colasono, CFO                                                            Franklin Credit Management Corporation
(201) 604-4402
pcolasono@franklincredit.com

FRANKLIN CREDIT MANAGEMENT REPORTS SECOND
QUARTER 2006 RESULTS

NEW YORK, August 15, 2006 -- Franklin Credit Management Corporation (NASDAQ/Global Market: FCMC - News), a specialty consumer finance company primarily engaged in the acquisition, origination, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans, today announced its operating results for the second quarter and first half of 2006.

Total revenues increased 34% to $40.4 million in the most recent quarter, compared with $30.1 million in the second quarter of 2005. The Company reported a net loss of ($1.4) million for the three months ended June 30, 2006, versus net income of $1.8 million in the first quarter of 2006 and net income of $2.0 million in the three months ended June 30, 2005. On a diluted per-share basis, the Company reported a net loss of ($0.18) in the three months ended June 30, 2006, compared with net earnings of $0.22 per diluted share in the first quarter of 2006 and $0.29 in the prior-year quarter. The weighted average number of basic shares outstanding totaled 8.1 million in the quarter ended June 30, 2006, versus 6.0 million shares in the quarter ended June 30, 2005.

For the six months ended June 30, 2006, total revenues increased 38% to $79.1 million, compared with $57.2 million in the first half of 2005. Interest expense increased 78% to $52.4 million, from $29.5 million in corresponding period of the previous year, driven in part by an approximately 200 basis point rise in short term interest rates since June 30, 2005. Net income for the six months ended June 30, 2006 declined to $397,000, or $0.05 per diluted share, compared with $4.7 million, or $0.71 per diluted share, in the six months ended June 30, 2005.

Total assets increased 4.2% during the second quarter and 10.9% during the six months ended June 30, 2006, to $1.47 billion at June 30, 2006, compared with total assets of $1.33 billion as of December 31, 2005. The Company acquired and originated $233 million of loans in the second quarter of 2006, compared with $209 million of loans in the first quarter of 2006. Total assets increased 40% during the past twelve months, when compared with total assets of $1.05 billion at June 30, 2005. Stockholders' equity totaled $49.3 million, or $6.28 per share, at June 30, 2006, and the Company’s stockholders’ equity-to-assets ratio was 3.35% as of June 30, 2006, compared with 3.58% at December 31, 2005.

The net loss recorded in this year’s second quarter was principally the result of continued increases in short-term interest rates, coupled with certain one-time expenses incurred in the quarter. The quarter ended June 30, 2006 included $0.9 million (pre-tax) in additional compensation expense related primarily to restricted stock and stock options granted to certain executive officers. In addition, the Company realized a pre-tax loss of $269,000 on the sale of loans specifically originated for sale that did not meet investor purchase requirements. “Notwithstanding the net loss incurred in the most recent quarter, we are optimistic regarding our continuing efforts to position the Company for a resumption in earnings growth once interest rates stabilize,” stated Gordon Jardin, Chief Executive Officer of Franklin Credit Management Corporation.

Higher short-term interest rates - which have increased about 210 basis points since March 31, 2005 -- were a key factor in the earnings decline and the resultant net loss recorded in the second quarter of 2006, when compared with the corresponding quarter in the previous year. While interest income increased 47% in the most recent quarter when compared with the prior-year period, this improvement was more than offset by a 71% increase in interest expense. As of June 30, 2006, the Company’s weighted average interest rate on borrowings had increased to 7.92%, from 7.26% at the end of 2005 and 6.49% at June 30, 2005.

“Effective June 26, 2006, we have negotiated with our lead lending bank the elimination on all new term borrowings of a 50 basis point success fee, along with a reduction in origination fees from 75 basis points to 50 basis points on funds borrowed to finance the acquisition of loan pools,” commented Paul Colasono, the Company’s Chief Financial Officer. “In addition, our lead lending bank has agreed to reduce the interest rate margin on approximately $475 million of existing term debt by 25 basis points effective October 1, 2006 and by an additional 25 basis points effective January 1, 2007. These rate reductions could become effective sooner, in accordance with our modification agreement with the bank, should the Federal Reserve continue to raise rates during the remainder of 2006. While we are pleased with these term debt pricing improvements with our lead lending bank, we continue to vigorously pursue improved financing terms and additional sources of funding.”

“While we continue to value the commitment and support of our existing senior lender, who has been with us for 18 years, we recognize the importance of achieving broader diversification of our funding sources,” added Mr. Jardin. Although we consider such diversification an appropriate goal, we shall not proceed in this direction unless we achieve concurrent favorable borrowing costs.”

An increased provision for loan losses, along with higher collection, general and administrative expenses (reflecting the Company’s significant growth in assets during the past twelve months), in combination with the one-time expenses and the loss on sale of loans referred to above, also contributed to the reduction in profitability during the most recent quarter, when compared with the prior-year period. The Company’s collection, general and administrative expenses as a percentage of average assets, excluding the additional compensation expenses referred to above, however, improved to 2.61% during the second quarter of 2006, compared with 3.11% during the same quarter in 2005.

The Federal Home Loan Bank of Cincinnati’s 30-day advance rate, upon which the Company’s borrowings are based, increased 47 basis points during the second quarter of 2006 -- 19 basis points of which impacted the full quarter and an additional 21 basis points of which impacted two full months of the quarter. This was a major contributor to the $3.4 million (pre-tax) increase in interest expense in the second quarter of 2006, when compared with the quarter ended March 31, 2006. The increased provision for loan losses; higher collection, general and administrative expenses (reflecting the Company’s significant growth in assets during the past twelve months); and the one-time expenses and loss described above also contributed to the decline in earnings and the resultant net loss for the second quarter, when compared with the sequential 2006 quarter. The increased provision for loan losses was primarily the result of an increase in charge-offs and expected losses on certain portfolios acquired in 2004.

“While the adverse effects of higher funding costs in this very difficult interest rate environment negatively impact our financial performance, we continued to have strong loan ongination and acquisition activity and believe Franklin Credit is well-positioned to take advantage of the deteriorating residential real estate market, which I believe will weaken further during the next twelve months,” noted Tom Axon, Chairman and President of the Company. “Our business model is designed to manage nonperforming mortgage assets more efficiently than traditional real estate lenders and loan servicing companies, and I am confident that opportunities to acquire nonperforming mortgage assets and originate sub-prime mortgage loans to distressed borrowers will expand in coming quarters.”

Shareholders and other interested parties may participate in Franklin's earnings conference call tomorrow, August 16, 2006 at 2:00 pm EDT by dialing 888-694-4739(international/local participants dial 973-582-2749), and referencing the conference ID 7749906 a few minutes before 2:00 pm EDT. The call will also be broadcast live on the Internet at http://www.videonewswire.com/event.asp?id=35283 . A replay of the call will be available through August 23, 2006 by dialing 877-519-4471 (international callers dial 973-341-3080), and the replay Access Code is 7749906. The call will also be archived on the Internet through November 14 , 2006 at http://www.videonewswire.com/event.asp?id=34107 and on the Company's website at www.franklincredit.com.

About Franklin Credit Management Corporation

Franklin Credit Management Corporation ("Franklin") is a specialty consumer finance company primarily engaged in two related lines of business -- the acquisition, servicing and resolution of performing, reperforming and nonperforming residential mortgage loans; and the origination of non-prime mortgage loans for the Company's portfolio and for sale into the secondary market. Franklin focuses on acquiring and originating loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of Fannie Mae and Freddie Mac and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, higher levels of consumer debt or past credit difficulties. The Company typically purchases loan portfolios at a discount to the unpaid principal balance and originates loans with interest rates and fees calculated to provide a rate of return adjusted to reflect the elevated credit risk inherent in these types of loans. Franklin originates non-prime loans through its wholly-owned subsidiary, Tribeca Lending Corp. and generally holds for investment the loans acquired and a significant portion of the loans originated. The Company's executive offices are headquartered in New York City and its new administrative and operations office is located in Jersey City, New Jersey. Additional information on the company is available on the Internet at our website at www.franklincredit.com. Franklin's common stock is listed on the NASDAQ Global Market under the symbol "FCMC".

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those projected or suggested in forward-looking statements made by the Company. These factors include, but are not limited to: (i) unanticipated changes in the U.S. economy, including changes in business conditions such as interest rates, and changes in the level of growth in the finance and housing markets; (ii) the status of the Company’s relations with the Company’s principal lender and such lender's willingness to extend additional credit to the Company; (iii) the availability for purchases of additional loans; (iv) the availability of sub-prime borrowers for the origination of additional loans; (vi) changes in the statutes or regulations applicable to the Company’s business or in the interpretation and enforcement thereof by the relevant authorities; (vii) the status of the Company’s regulatory compliance; and (viii) other risks detailed from time to time in the Company’s SEC reports and filings. Additional factors that would cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, those factors discussed under the captions "Risk Factors", “Interest Rate Risk” and “Real Estate Risk” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q which the Company urges investors to consider. The Company undertakes no obligation to publicly release the revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events, except as other wise required by securities, and other applicable laws. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the results on any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2006 AND DECEMBER 31, 2005

	June 30, 2006 (Unaudited)	December 31, 2005
ASSETS
Cash and cash equivalents	$3,881,320	$3,886,506
Restricted cash	39,426,556	17,008,649
Short-term investments	16,128,854	16,954,019
Notes Receivable:
Principal	984,329,235	934,657,413
Purchase discount	(14,788,839)	(17,809,940)
Allowance for loan losses	(60,539,288)	(67,276,155)
Net notes receivable	909,001,108	849,571,318

Originated loans held for sale	3,333,233	12,844,882
Originated loans held for investment, net	440,406,576	372,315,935
Accrued interest receivable	14,588,091	13,341,964
Other real estate owned	19,394,263	19,936,274
Deferred financing costs, net	10,635,499	10,008,473
Other receivables	6,127,876	7,309,505
Building, furniture and equipment, net	3,775,763	4,029,481
Other assets	6,283,695	1,033,583
Total assets	$1,472,982,834	$1,328,240,589

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Notes payable, net of debt discount of $3,311,012 at June 30, 2006 and $3,002,767 at December 31, 2005	$1,364,468,177	$1,203,880,994
Financing agreements	35,018,989	57,284,085
Accounts payable and accrued expenses	15,524,956	12,971,954
Success fee liability	6,710,810	5,721,918
Deferred income tax liability	1,926,042	787,470
Total liabilities	1,423,648,974	1,280,646,421

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 3,000,000; issued - none	-	-
Common stock and additional paid-in capital, $.01 par value, 22,000,000 authorized shares; issued and outstanding: 7,857,295 at June 30, 2006 and 7,539,295 at December 31, 2005	22,337,317	21,292,252
Retained earnings	26,996,543	26,599,207
Unearned compensation	-	(297,291)
Total stockholders’ equity	49,333,860	47,594,168

Total liabilities and stockholders’ equity	$1,472,982,834	$1,328,240,589

FRANKLIN CREDIT MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
QUARTERS ENDED JUNE 30, 2006, MARCH 31, 2006 AND JUNE 30, 2005
SIX MONTHS ENDED JUNE 30, 2006 AND JUNE 30, 2005

	June 30, 2006	March 31, 2006	June 30, 2005	YTD 2006	YTD 2005
Revenues:
Interest income	$35,272,864	$33,442,311	$23,978,328	$68,715,174	$46,855,526
Purchase discount earned	2,223,710	1,978,963	2,867,795	4,202,673	5,119,276
Gain on sale of notes receivable	-	69,049	665,902	69,049	665,902
Gain on sale of originated loans held for sale	170,924	165,872	578,306	336,796	906,233
Gain on sale of other real estate owned	440,741	801,542	400,402	1,242,283	656,383
Prepayment penalties and other income	2,335,115	2,205,205	1,655,273	4,540,321	3,044,685
Total revenues	40,443,354	38,662,942	30,146,006	79,106,296	57,248,005

Operating Expenses:
Interest expense	27,898,497	24,491,567	16,313,059	52,390,065	29,493,329
Collection, general and administrative	10,432,793	7,940,880	7,909,409	18,380,672	14,588,160
Provision for loan losses	3,162,146	1,869,130	1,052,714	5,031,275	2,250,932
Amortization of deferred financing costs	1,130,415	908,015	1,012,734	2,038,430	1,705,721
Depreciation	251,613	311,705	209,353	563,318	414,827
Total expenses	42,875,464	35,528,297	26,497,269	78,403,760	48,452,969

Income (loss)	(2,432,110)	3,134,645	3,648,737	702,536	8,795,036
Tax (benefit)	(1,042,698)	1,347,897	1,678,919	305,200	4,050,089
Net (loss)/income	$(1,389,412)	$1,786,748	$1,969,818	$397,336	$4,744,947

Net income per common share:
Basic	$(0.18)	$0.24	$0.33	$0.05	$0.79
Diluted	$(0.18)	$0.22	$0.29	$0.05	$0.71